EXHIBIT 4.2
FIRST AMENDMENT

TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF AMERICAN FINANCE OPERATING PARTNERSHIP, L.P.

This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN FINANCE OPERATING PARTNERSHIP, L.P., is made as of November 6, 2018 (this “Amendment”), by AMERICAN FINANCE TRUST, INC., a Maryland corporation, as general partner (the “General Partner”) of AMERICAN FINANCE OPERATING PARTNERSHIP, L.P. (the “Partnership”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 19, 2018 (the “Partnership Agreement”).
RECITALS:
WHEREAS, on August 30, 2018, the Master LTIP Unit granted to American Financial Advisors, LLC on July 19, 2018 automatically converted into a number of LTIP Units equal to the LTIP Award Number pursuant to Section 13.01(c)(vi)(2) of the Partnership Agreement based on the Initial Share Price, which became fully calculable based on information regarding the closing price of Class A Common Stock on the Nasdaq on August 29, 2018;

WHEREAS, on September 4, 2018, the General Partner issued additional restricted shares of Class A Common Stock to its directors in amounts calculated based on the Initial Share Price;

WHEREAS, the General Partner desires to amend the Partnership Agreement to amend and restate Schedule A of the Partnership Agreement to accurately reflect at all times the information to be contained thereon, as well as to correct a definition; and

WHEREAS, pursuant to Section 11.01 of the Partnership Agreement, the General Partner is authorized to take such steps without the consent of any Limited Partner.

NOW THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner, intending to be legally bound, hereby agrees as follows:

Section 1. Article 1 of the Partnership Agreement is hereby revised by replacing the following defined term in its entirety with the following definition:

““LTIP Award Number” means the quotient, rounded down to the nearest whole number, of (a) 72,000,000, divided by (b) the Initial Share Price.”

Section 2. Schedule A of the Partnership Agreement is hereby amended and restated in its entirety in the form attached hereto as Schedule A.

Section 3. Miscellaneous.

(a)    This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

(b)    The Partnership Agreement (as amended by this Amendment) shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amendment as of the date and year first aforesaid.

GENERAL PARTNER:
AMERICAN FINANCE TRUST, INC.

By: /s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: Chief Executive Officer and President

SCHEDULE A
(As of October 31, 2018)

Partner	Type of Interest	Type of Units	Number of Partnership Units	Percentage Interest
American Finance Trust, Inc. 405 Park Avenue New York, New York 10022	General Partner Interest	Class A Units	8,888.000	0.008%
	Limited Partner Interest	Class A Units	68,011,819.000	61.334%
American Finance Advisors, LLC 405 Park Avenue New York, New York 10022	Limited Partner Interest	LTIP Units	4,496,796.000	4.054%
Genie Acquisition, LLC 405 Park Avenue New York, New York 10022	Limited Partner Interest	Class A Units	38,210,198.000	34.448%
Lincoln Retail REIT Services, LLC 2000 McKinney Avenue, Suite 1000 Dallas, Texas 75201	Limited Partner Interest	Class A Units	172,921.192	0.156%
American Finance Special Limited Partner, LLC 405 Park Avenue New York, New York 10022	Special Limited Partner Interest	N/A	N/A	N/A
TOTALS			110,900,622.192	100%